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                                  EXHIBIT 15.1





                                      E-4
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The Board of Directors
First Fidelity Bancorporation



Gentlemen:

Re: Registration Statement on Form S-8

With respect to the subject Registration Statement, we acknowledge our awareness of the use therein of our report dated April 17, 1995 and July 13, 1995 of SAS No. 71 report related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such a report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.




/s/  KPMG PEAT MARWICK LLP


New York, New York
September 27, 1995